Exhibit 99.1

CEDC Confirms Effective Date of its Reorganization Plan Expected to Occur within Three Business Days

WARSAW, Poland – May 31, 2013 – Central European Distribution Corporation (CEDC) confirmed that CEDC’s Prepackaged Plan of Reorganization (the “Plan”), which was approved by the U.S. Bankruptcy Court for the District of Delaware on May 13, 2013, is expected to become effective within three business days, by June 5, 2013.

Following the effective date, CEDC will make a cash payment to holders of its 2013 Convertible Notes and certain of its 2016 Senior Secured Notes and issue new notes to holders of its 2016 Senior Secured Notes and new shares to Roust Trading Ltd. (“RTL”). All of the previously issued 2013 Convertible Notes and 2016 Senior Secured Notes and shares of outstanding CEDC common stock will be cancelled. The Plan will result in a reduction of approximately $665.2 million of debt of CEDC. As a result of the cancellation of CEDC’s common stock, as at the effective date CEDC anticipates it will cease to be a public company in Poland and that its common stock will no longer be subject to listing and trading on the Warsaw Stock Exchange. RTL, owned by Mr. Roustam Tariko, will receive 100% of the outstanding stock of the reorganized CEDC in exchange for funding CEDC’s cash payments under the Plan and the cancellation of CEDC’s existing debt obligations to RTL.

In addition, CEDC announced that on Wednesday, May 28, Alfa Bank, one of CEDC’s significant financial partners in Russia, resumed lending to CEDC by providing access to previously established credit lines with the bank. CEDC was able to draw down 1 billion Russian roubles (approximately $30 million U.S. dollars equivalent) under these credit lines, thereby further enhancing the liquidity position of its operations in advance of the effective date.

Distributions by CEDC to holders of the 2013 Convertible Notes are expected to be made following the effective date of the Plan. Distributions by CEDC to holders of 2016 Senior Secured Notes are expected to be made as soon as practicable after CEDC confirms elections under the Plan’s cash option. CEDC anticipates that the cash option elections will be confirmed five business days following the effective date and that cash distributions to holders of 2016 Senior Secured Notes will be made on or about five business days following the effective date, and that distribution of new notes to holders of 2016 Senior Secured Notes will be made on or about ten business days following the effective date.

CEDC and its U.S. subsidiaries, CEDC Finance Corporation International, Inc. and CEDC Finance Corporation LLC (collectively CEDC FinCo), commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code on April 7, 2013.

The Chapter 11 filing did not involve CEDC’s operating subsidiaries in Poland, Russia, Ukraine or Hungary. Those operations, which are independently funded and generate their own revenues, have continued normally and without interruption during the U.S. restructuring process.

Copies of documents filed by CEDC in its chapter 11 proceedings before the U.S. Bankruptcy Court for the District of Delaware, including the Findings of Fact, Conclusions of Law and Order confirming the Second Amended and Restated Joint Prepackaged Chapter 11 Plan of Reorganization of Central European Distribution Corporation, ET. al., are available without charge at: http://gcginc.com/cases/cedc

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Sitrick And Company

Thomas Mulligan

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+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061